UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2008

Interactive Data Corporation

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-31555	13-3668779
(Commission File Number)	(IRS Employer Identification No.)

32 Crosby Drive, Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

(781) 687-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) and (c). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2008, Interactive Data Corporation (the “Company”) issued a press release announcing that its Board of Directors has selected Mr. Raymond L. D’Arcy president of sales and marketing for Interactive Data, to succeed Stuart J. Clark as the Company’s president and chief executive officer. The appointment will take effect upon Mr. Clark’s retirement in 2009. Mr. Clark’s retirement from his positions as president and chief executive officer is expected to occur in 2009, but a specific date has not been set. Mr. D’Arcy will hold the position of president and chief executive officer until his successor is elected and qualified, or his earlier death, resignation or removal. It is expected that Mr. D’Arcy will resign from his current position as President, Sales and Marketing, upon the effectiveness of his appointment as president and chief executive officer. Succession planning is underway to fill the vacancy that will be created.

During his 29-year career at Interactive Data and its predecessor companies, Mr. D’Arcy, age 56, has held a number of senior-level sales, marketing, product management and finance positions. After spending his first four years as manager of financial and management reporting, Mr. D’Arcy transitioned into the product management organization, helping to build the Company’s presence within the US mutual fund industry. He then advanced into regional and national senior sales executive roles within the organization, becoming vice president of global sales and marketing in 1999. Mr. D’Arcy became president of the data delivery business in 2002, where he helped integrate the Company’s largest institutional sales and product development teams, sponsored the introduction of innovative high-value services and helped create the major accounts group to centralize client-facing activities for some of the Company’s largest and most strategic customers. He became president of Interactive Data’s sales and marketing organization in 2005, leading key initiatives that have advanced new institutional sales, further fortified existing customer relationships and elevated the Company’s stature in the financial information industry. Mr. D’Arcy earned his undergraduate degree in accounting from Boston College. He later obtained an MBA in finance from Babson College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Data Corporation

Date: November 6, 2008	/s/ Andrew J. Hajducky III
Andrew J. Hajducky III
Executive Vice President and Chief Financial Officer